Exhibit 99.1

FOR IMMEDIATE RELEASE

ADAPTHEALTH CORP. ANNOUNCES THIRD QUARTER 2020 FINANCIAL RESULTS

Plymouth Meeting, PA – November 4, 2020 – AdaptHealth Corp. (NASDAQ: AHCO) (“AdaptHealth” or the “Company”), a leading provider of home healthcare equipment, medical supplies to the home and related services in the United States, announced today financial results for the three- and nine-month periods ended September 30, 2020.

Highlights

•	The Company closed the acquisitions of Solara Medical Supplies and ActivStyle on July 1, 2020. Integration efforts are advancing and both acquisitions were accretive to earnings in the third quarter of 2020.

•	In the third quarter, the Company acquired several additional diabetes management and home medical equipment businesses in high-growth areas.

•	In addition, on October 1, 2020, the Company acquired Pinnacle Medical Solutions, a leading distributor of medical devices and supplies to patients for the treatment of diabetes (including continuous glucose monitors and insulin pumps).

•	To partially fund these acquisitions, the Company completed $1.2 billion of financing transactions, consisting of $134 million in net proceeds from a primary common equity issuance, $225 million from PIPE issuances of common equity, $343 million in net proceeds from an unsecured senior note issuance and a $450 million senior bank facility refinancing.

Third Quarter Results

•	Net revenue was $284.4 million, a 108% increase from the third quarter of 2019 and 23% higher than the second quarter of 2020.

•	Net loss attributable to AdaptHealth Corp. was $2.5 million, or $0.04 per diluted share, compared to a net loss of $3.7 million, or $0.17 per diluted share, in the third quarter of 2019.

•	Adjusted EBITDA less Patient Equipment Capex was $35.9 million compared to $18.7 million in the third quarter of 2019.

•	Adjusted EBITDA was $53.2 million compared to $31.7 million in the third quarter of 2019.

Nine Month Results

•	Net revenue was $708.0 million, an 86% increase from the first nine months of 2019.

•	Net income attributable to AdaptHealth Corp. was $1.4 million, or $0.02 per diluted share, compared to a net loss of $11.6 million, or $0.60 per diluted share, in the first nine months of 2019.

•	Adjusted EBITDA less Patient Equipment Capex was $84.0 million compared to $53.8 million in the first nine months of 2019.

•	Adjusted EBITDA was $126.3 million compared to $89.4 million in the first nine months of 2019.

Increased Guidance

While it is difficult to predict the duration of the COVID-19 crisis, based on current business and market trends, the Company is increasing financial guidance for fiscal year 2020 for net revenue to $1.00 billion to $1.04 billion, Adjusted EBITDA to $186 million to $194 million, and Adjusted EBITDA less Patient Equipment Capex to $124 million to $130 million.

For 2021, the Company is guiding net revenue of $1.30 billion to $1.40 billion, Adjusted EBITDA of $260 million to $280 million and Adjusted EBITDA less Patient Equipment Capex of $180 million to $200 million.

CEO Commentary

Luke McGee, Chief Executive Officer of AdaptHealth, commented, “Our strong year-to-date financial performance and improved outlook for the remainder of 2020 reflects the tremendous efforts of our employees and their dedication to our patients and healthcare partners. We have remained opportunistic throughout the quarter, acquiring several diabetes management and home medical equipment businesses in high-growth areas. Additionally, on October 1, 2020, we acquired Pinnacle Medical Solutions, a leading distributor of medical devices and supplies to patients for the treatment of diabetes, including continuous glucose monitors and insulin pumps.

“I am very proud of the dedication, courage, and professionalism of our employees as they continue to serve our patients and referral partners throughout this crisis, while also continuing to remain focused on delivering record financial results and establishing a strong foundation for 2021.”

Conference Call

Management will host a conference at 8:30 am ET today to discuss the results and business activities. Interested parties may participate in the call by dialing:

•	(877) 423-9820 (Domestic) or

•	(201) 493-6749 (International)

Webcast registration: Click Here

Following the live call, a replay will be available for six months on the Company's website, www.adapthealth.com under "Investor Relations."

About AdaptHealth Corp.

AdaptHealth is a leading provider of home healthcare equipment, medical supplies to the home and related services in the United States. AdaptHealth provides a full suite of medical products and solutions designed to help patients manage chronic conditions in the home, adapt to life and thrive. Product and services offerings include (i) sleep therapy equipment, supplies and related services (including CPAP and bi PAP services) to individuals suffering from obstructive sleep apnea, (ii) medical devices and supplies to patients for the treatment of diabetes (including continuous glucose monitors and insulin pumps), (iii) home medical equipment (HME) to patients discharged from acute care and other facilities, (iv) oxygen and related chronic therapy services in the home, and (v) other HME medical devices and supplies on behalf of chronically ill patients with wound care, urological, incontinence, ostomy and nutritional supply needs. The Company is proud to partner with an extensive and highly diversified network of referral sources, including acute care hospitals, sleep labs, pulmonologists, skilled nursing facilities, and clinics. AdaptHealth services beneficiaries of Medicare, Medicaid and commercial insurance payors. AdaptHealth services approximately 1.8 million patients annually in all 50 states through its network of 269 locations in 41 states. Learn more at www.adapthealth.com.

Forward-Looking Statements

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding projections, estimates and forecasts of revenue and other financial and performance metrics and projections of market opportunity and expectations and the Company’s acquisition pipeline. These statements are based on various assumptions and on the current expectations of AdaptHealth management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on, by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the Company.

These forward-looking statements are subject to a number of risks and uncertainties, including the outcome of judicial and administrative proceedings to which the Company may become a party or governmental investigations to which the Company may become subject that could interrupt or limit the Company’s operations, result in adverse judgments, settlements or fines and create negative publicity; changes in the Company’s clients’ preferences, prospects and the competitive conditions prevailing in the healthcare sector; and the impact of the recent coronavirus (COVID-19) pandemic and the Company’s response to it. A further description of such risks and uncertainties can be found in the Company’s filings with the Securities and Exchange Commission. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that the Company presently knows or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect the Company’s expectations, plans or forecasts of future events and views as of the date of this press release. The Company anticipates that subsequent events and developments will cause the Company’s assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Use of Non-GAAP Financial Information and Financial Guidance

This release contains non-GAAP financial guidance, which is adjusted to exclude certain costs, expenses, gains and losses and other specified items that are evaluated on an individual basis. These non-GAAP items are adjusted after considering their quantitative and qualitative aspects and typically have one or more of the following characteristics, such as being highly variable, difficult to project, unusual in nature, significant to the results of a particular period or not indicative of future operating results. Similar charges or gains were recognized in prior periods and will likely reoccur in future periods.

The Company uses EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex, which are financial measures that are not prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, to analyze its financial results and believes that they are useful to investors, as a supplement to U.S. GAAP measures. In addition, the Company’s ability to incur additional indebtedness and make investments under its existing credit agreement is governed, in part, by its ability to satisfy tests based on a variation of Adjusted EBITDA less Patient Equipment Capex.

The Company believes Adjusted EBITDA less Patient Equipment Capex is useful to investors in evaluating the Company’s financial performance. The Company’s business requires significant investment in equipment purchases to maintain its patient equipment inventory. Some equipment title transfers to patients’ ownership after a prescribed number of fixed monthly payments. Equipment that does not transfer wears out or oftentimes is not recovered after a patient’s use of the equipment terminates. The Company uses this metric as the profitability measure in its incentive compensation plans that have a profitability component and to evaluate acquisition opportunities, where it is most often used for purposes of contingent consideration arrangements. In addition, the Company’s debt agreements contain covenants that use a variation of Adjusted EBITDA less Patient Equipment Capex for purposes of determining debt covenant compliance. For purposes of this metric, patient equipment capital expenditure is measured as the value of the patient equipment received during the accounting period without regard to whether the equipment is purchased or financed through lease transactions.

EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex should not be considered as measures of financial performance under U.S. GAAP, and the items excluded from EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex are significant components in understanding and assessing financial performance. Accordingly, these key business metrics have limitations as an analytical tool. They should not be considered as an alternative to net income or any other performance measures derived in accordance with U.S. GAAP or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity.

There is no reliable or reasonably estimable comparable GAAP measure for the Company’s non-GAAP financial guidance because the Company is not able to reliably predict the impact of certain items, including equity-based compensation expense, transaction costs and other non-recurring (income) expense, in the fourth quarter of 2020 and full year 2021. As a result, reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is not available without unreasonable effort. In addition, the Company believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors. The variability of the specified items may have a significant and unpredictable impact on the Company’s future GAAP results.

In addition, the Company’s non-GAAP financial guidance in this release excludes the impact of any potential additional future strategic acquisitions and any specified items that have not yet been identified and quantified. The guidance also excludes macro-economic effects due to the COVID-19 pandemic that are not yet quantifiable. The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.

ADAPTHEALTH CORP.

Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
(in thousands)	2020	2019
Assets
Current assets:
Cash and cash equivalents	$272,318	$76,878
Accounts receivable, net	147,335	78,619
Inventory	46,477	13,239
Prepaid and other current assets	18,255	12,679
Total current assets	484,385	181,415
Equipment and other fixed assets, net	101,656	63,559
Goodwill	810,480	266,791
Identifiable intangible assets, net	94,725	—
Other assets	6,466	6,851
Deferred tax asset	51,114	27,505
Total assets	$1,548,826	$546,121
Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	192,337	102,728
Current portion of capital lease obligations	19,699	19,750
Current portion of long-term debt	8,479	1,721
Contract liabilities	13,231	9,556
Other liabilities	81,059	17,139
Total current liabilities	314,805	150,894
Long-term debt, less current portion	722,730	395,112
Other long-term liabilities	71,576	29,364
Total liabilities	1,109,111	575,370
Total Stockholders' Equity (Deficit)	439,715	(29,249)
Total Liabilities and Stockholders' Equity (Deficit)	$1,548,826	$546,121

ADAPTHEALTH CORP.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2020	2019	2020	2019
Net revenue	$284,405	$136,451	$707,960	$380,103

Costs and expenses:
Cost of net revenue	240,720	114,797	604,777	317,174
General and administrative expenses	26,306	12,090	57,745	31,508
Depreciation and amortization, excluding patient equipment depreciation	4,120	840	6,398	2,439
Total costs and expenses	271,146	127,727	668,920	351,121
Operating income	13,259	8,724	39,040	28,982
Interest expense	12,406	10,756	27,826	31,651
Loss on extinguishment of debt, net	5,316	—	5,316	2,121
Income (loss) before income taxes	(4,463)	(2,032)	5,898	(4,790)
Income tax expense (benefit)	(636)	1,027	2,290	5,444
Net income (loss)	(3,827)	(3,059)	3,608	(10,234)
Income (loss) attributable to noncontrolling interests	(1,338)	627	2,222	1,336
Net income (loss) attributable to AdaptHealth Corp.	$(2,489)	$(3,686)	$1,386	$(11,570)

Weighted average common shares outstanding - basic	57,372	21,721	47,986	19,130
Weighted average common shares outstanding - diluted	57,372	21,721	50,848	19,130

Basic earnings (loss) per share (1)	$(0.04)	$(0.17)	$0.03	$(0.60)
Diluted earnings (loss) per share (1)	$(0.04)	$(0.17)	$0.02	$(0.60)

(1) The Company's preferred stock are considered participating securities and are therefore excluded from the earnings per share calculation under the two-class method.

ADAPTHEALTH CORP.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
(in thousands)	2020	2019
Net cash provided by operating activities	$145,287	$43,174
Net cash used in investing activities	(627,097)	(62,399)
Net cash provided by financing activities	677,250	2,862
Net increase (decrease) in cash and cash equivalents	195,440	(16,363)
Cash and cash equivalents at beginning of period	76,878	25,186
Cash and cash equivalents at end of period	$272,318	$8,823

Non-GAAP Financial Measures

This press release presents AdaptHealth’s EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex for the three and nine months ended September 30, 2020 and 2019.

AdaptHealth defines EBITDA as net income (loss) attributable to AdaptHealth Corp., plus net income (loss) attributable to noncontrolling interests, interest expense (income), income tax expense (benefit), and depreciation and amortization.

AdaptHealth defines Adjusted EBITDA as EBITDA (as defined above), plus loss on extinguishment of debt, equity-based compensation expense, transaction costs, severance, and similar items of expense (income).

AdaptHealth defines Adjusted EBITDA less Patient Equipment Capex as Adjusted EBITDA (as defined above) less patient equipment acquired during the period without regard to whether the equipment was purchased or financed through lease transactions.

The following unaudited table presents the reconciliation of net income (loss) attributable to AdaptHealth Corp., to EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex for the three and nine months ended September 30, 2020 and 2019:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019
Net income (loss) attributable to AdaptHealth Corp.	$(2,489)	$(3,686)	$1,386	$(11,570)
Income (loss) attributable to noncontrolling interests	(1,338)	627	2,222	1,336
Interest expense excluding change in fair value of interest rate swaps	12,406	7,834	27,826	19,292
Interest expense - change in fair value of interest rate swaps	—	2,922	—	12,359
Income tax expense (benefit)	(636)	1,027	2,290	5,444
Depreciation and amortization	22,747	16,871	57,861	45,077
EBITDA	30,690	25,595	91,585	71,938
Loss on extinguishment of debt, net (a)	5,316	—	5,316	2,121
Equity-based compensation expense (b)	5,502	400	10,969	5,806
Transaction costs (c)	10,213	5,282	16,612	8,232
Severance (d)	921	33	3,245	721
Other non-recurring (income) expense (e)	518	346	(1,473)	534
Adjusted EBITDA	53,160	31,656	126,254	89,352
Less: Patient equipment capex (f)	(17,248)	(12,941)	(42,283)	(35,589)
Adjusted EBITDA less Patient Equipment Capex	$35,912	$18,715	$83,971	$53,763

(a)	Represents write offs of deferred financing costs related to refinancing of debt.

(b)	Represents amortization of equity-based compensation to employees and non-employee directors. The higher expense in the 2020 periods is due to a full quarter and year-to-date expense for awards granted in late 2019, and overall increased equity-compensation grant activity in 2020. The 2019 year-to-date period includes expense resulting from accelerated vesting and modification of certain awards in that period.

(c)	Represents transaction costs related to acquisitions and the 2019 Recapitalization.

(d)	Represents severance costs related to acquisition integration and internal AdaptHealth restructuring and workforce reduction activities.

(e)	The nine months ended September 30, 2020 includes $2.9 million of reductions in the fair value of contingent consideration liabilities related to acquisitions, a $0.6 million gain in connection with the sale of a cost method investment, offset by a $1.5 million expense associated with the PCS Transition Services Agreement and $0.5 million of other non-recurring expenses.

(f)	Represents the value of the patient equipment obtained during the respective period without regard to whether the equipment is purchased or financed through lease transactions.

Contacts

AdaptHealth Corp.

Jason Clemens, CFA

Chief Financial Officer

(484) 301-6599

jclemens@adapthealth.com

Brittany Lett

Vice President, Marketing

(909) 915-4983

blett@adapthealth.com

The Equity Group Inc.

Devin Sullivan

Senior Vice President

(212) 836-9608

dsullivan@equityny.com

Kalle Ahl, CFA

Vice President

(212) 836-9614

kahl@equityny.com